SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

 |_|  Preliminary Proxy Statement         |_|  Confidential, for Use of the
 |_|  Definitive Proxy Statement               Commission Only (as permitted by
 |X|  Definitive Additional Materials          Rule 14a-6(e)(2))
 | |  Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12


          PROMETHEUS INCOME PARTNERS, a California limited partnership
                (Name of Registrant as Specified in Its Charter)

           PROMETHEUS DEVELOPMENT CO., INC., a California corporation
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 |X|  No fee required.

 |_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


      (2)   Aggregate number of securities to which transaction applies:


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



      (4)   Proposed maximum aggregate value of transaction:


      (5)   Total Fee Paid:


 |_|  Fee paid previously with preliminary materials:

 |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
(2)   Form, Schedule or Registration Statement no.:
(3)   Filing Party:
(4)   Date Filed:

                        PROMETHEUS DEVELOPMENT CO., INC.

                               350 Bridge Parkway
                           Redwood City, CA 94065-1517
                                 (650) 596-5393

July 13, 2002

To the Limited Partners:

As you now know, we received a non-binding letter of intent from Aspen Square Management, Inc. (Aspen) regarding a possible acquisition of the Partnership's real estate properties. We have now discussed this proposal with Aspen and had the opportunity to evaluate it as a potential alternative to the proposed all-cash merger. In light of what we consider to be the relevant factors, we have concluded that the merger continues to be in the best interests of the limited partners. Accordingly, YOUR GENERAL PARTNER AND ITS AFFILIATED PARTIES CONTINUE TO RECOMMEND YOU VOTE FOR THE MERGER.

Everest substantially overstates the premium you would be likely to receive under Aspen's suggested terms, even if construed in a manner most favorable to the limited partners. While the actual amounts you would receive cannot be determined until the partnership is liquidated and dissolved, the following are some of the factors that would reduce the amount of net proceeds that would be realized by you:

            o significant additional taxes that would be incurred by you in the current year in respect of the Partnership's receipt of settlement proceeds due to the structuring of the transaction as an asset purchase that would not be incurred by you at any time if the merger is consummated;



            o additional transaction costs to be incurred in effecting a sale of the Properties and obtaining the approval of such a transaction by the limited partners, each of which would be significant;



            o the costs of maintaining the Partnership pending final liquidation and dissolution, including the costs of continuing compliance with the Partnership's reporting obligations under applicable securities laws, audit expenses and the costs of tax return preparation;



            o the costs of effecting the liquidation and dissolution of the Partnership and the final distribution of its assets; and



            o any liabilities that arise under an agreement pursuant to which the Partnership sells its properties.



In addition, the limited partners' ability to take a current year deduction for their positive capital accounts would be delayed until the final liquidation of the Partnership.

In any case, any transaction with Aspen remains speculative and subject to significant contingencies. Their letter of intent is not an offer or contract to buy and includes contingencies that allow them to walk away at any time. These contingencies include completion of due diligence. In addition, Aspen has informed us that they were not aware that the mortgages on these properties are not assumable. While Aspen has indicated to us and has begun to provide financial information that purports to demonstrate their ability to complete an all cash transaction, we are continuing to work with them to confirm their ability to do so. Because PIP Partners--General has current and liquid financial resources to complete the merger, it has now waived the financing condition to the merger.

As noted in our last letter, you should consider the following in evaluating the merger proposal:

            o Aspen's proposed letter of intent is subject to significant and substantial conditions. First, the transaction would be subject to Aspen's completion of due diligence on the Properties. Second, the letter of intent may be subject to Aspen being able to finance the transaction. Third, any purchase of the properties would be subject to the parties' negotiation of definitive documentation. There can be no assurance that any transaction would ever be consummated. The merger is subject to minimal conditions and is no longer subject to any financing condition.

            o It is unlikely you would receive Aspen's proposed purchase price in full or in the immediate future. Because the letter of intent is structured as an acquisition of the Partnership's properties, liquidating distributions to you would be subject to, and be reduced by, the liabilities, expenses and commitments of the Partnership, including any liabilities arising in connection with the sale of the Properties themselves. Cash available for distribution would be reduced by these liabilities, as well as the additional costs of completing a sale. Your final distribution would be delayed for a substantial period of time, and you would accrue currently taxable income with respect to the deferred distribution. The timing of a final distribution would be subject to the prior satisfaction or settlement of all liabilities, known or unknown, of the Partnership, including contingent liabilities. Contrary to Everest's assertions, final settlement of these amounts is not within the exclusive control of the general partner in the absence of an assumption of these liabilities by a third party. The merger could be completed as early as the day following the partners' meeting and would provide you with a complete cash payout promptly following the meeting.



            o A sale of the Partnership's properties would take significant time to complete. A sale of the Properties requires the approval of limited partners holding a majority of the Units. Such approval would require a proxy solicitation to be commenced, which requires that proxy materials be submitted for review to the Securities and Exchange Commission. We believe it may take at least two months to complete a sale. Pending completion of a sale, you would continue to bear the risk of loss in respect of the Partnership's operations and properties.

            o If a sale of the Partnership's properties ultimately were not consummated, there can be no assurance that an affiliate of the general partner or any unaffiliated party would be willing to effect a transaction in the future that would result in consideration to you in excess of the cash being offered to you in the merger.

We are continuing to explore the possibility of a transaction with Aspen that would be more favorable than the merger. For your consideration and evaluation, we have enclosed Aspen's conditional letter of intent and our recent formal response to them as well as a response to Everest's most recent correspondence. PLEASE NOTE THAT NEITHER ASPEN NOR EVEREST IS OFFERING TO ACQUIRE YOUR UNITS.

If you wish to vote in favor of the merger, please return the blue proxy card previously provided to you marked FOR. If you have already done so, you do not have to do anything further to vote in favor of the merger. On behalf of your general partner, I thank you for your reasoned consideration of this matter.

                                 Prometheus Development Co., Inc.,
                                    a California corporation

                                 /s/ John J. Murphy
                                 ------------------
                                 By:    John J. Murphy
                                 Title: Vice President

                           PROMETHEUS INCOME PARTNERS

                               350 Bridge Parkway
                           Redwood City, CA 94065-1517
                                 (650) 596-5393

July 12, 2002


SENT VIA FACSIMILE (626) 585-5929

W. Robert Kohorst
Everest Properties II, LLC
Everest Investors 12,LLC
199 S. Los Robles Avenue, Suite 440
Pasadena, California 91101

Re:   Prometheus Income Partners

Dear Mr. Kohorst:

We received your letter dated July 12, 2002. Your letter demonstrates a significant lack of understanding of Aspen's conditional letter of intent and the economic realities (including tax consequences) of the impact of that letter of intent on our limited partners. We are disappointed that you would make the assertions set forth in your letter on the basis of incomplete analysis and on the basis thereof have reached what we believe are erroneous conclusions. It is unfortunate that communications by you to the limited partners reflect the factual inaccuracies upon which your letter is premised. We take very seriously attempts by you to mislead the limited partners and to coerce them or us into a course of action on the basis of false and misleading statements by you.

Contrary to your July 12 letter, our letter to limited partners dated July 3, 2002 was not false or misleading, whether taken as a whole or in the particular respects you have attempted to identify. Rather, our letter was an accurate portrayal of the attendant circumstances. As this is an ongoing process, we continue to provide the requisite information to the limited partners and advise them of material developments. For your information, we have included a copy of our letter to our limited partners dated July 13, 2002 that furthers this process.

Under applicable law and the partnership's limited partnership agreement, we alone are entrusted with the management of the affairs of the partnership. Throughout this process we have discharged, and continue to discharge, our fiduciary duties to the limited partners in accordance with this responsibility. In so doing, it has been, and continues to be, our objective to act in good faith in the best interests of the limited partners as a whole. Towards this end, we have approached Aspen in a constructive manner with a view to securing for the limited partners a transaction that is more favorable than the merger.

Your letter makes reference to discussions with Aspen that, in fact, occurred subsequent to our letter to limited partners dated July 3, 2002. As of the date hereof, our discussions with Aspen are ongoing. For the reasons we have presented to the limited partners, we do not believe the Aspen letter of intent as currently constituted is more favorable to the limited partners than the merger. Nevertheless, we are continuing to negotiate with Aspen to determine whether there may be a viable framework for such a more favorable transaction.

Regardless of your reasons, we appreciate your efforts in attempting to identify an opportunity for the partnership to secure for the limited partners a transaction even more favorable than the merger. If such a transaction were available, we would pursue it. For the reasons we have disclosed to the limited partners, we do not believe the current Aspen letter of intent is such a transaction. In fact, no more favorable transaction has been presented in the more than two years since our pursuit of a transaction in the nature of the merger was first publicly disclosed.

Of course, we have no way of divining your motivation in embarking on the course of conduct you have chosen to take in this matter. We note that, to our knowledge, your most recent actions were taken only after we rejected your attempt to secure for yourselves financial benefits unavailable to the other limited partners.

We can understand that there may be circumstances personal to you that may be different than other limited partners; it would be unusual indeed if there were not significant differences among the limited partners as to investment objectives, risk tolerances and other factors material to the evaluation of any significant course of action. However, in evaluating any potential transaction (or in choosing to forego any merger, sale or similar transaction at this time), we must consider the impact on all our limited partners. We will continue to do so.

Very truly,

PROMETHEUS INCOME PARTNERS, a California limited partnership

By:  PROMETHEUS DEVELOPMENT CO., INC., a
     California corporation, its general partner

By:  /s/ John J. Murphy
    --------------------------------
     John J. Murphy, Vice President

                           PROMETHEUS INCOME PARTNERS

                               350 Bridge Parkway
                           Redwood City, CA 94065-1517
                                 (650) 596-5393

July 12, 2002


SENT VIA FACSIMILE (413) 788-9207
(Original sent by Overnight Mail)


John Mnich
Aspen Square Management, Inc.
380 Union Street, Suite 300
West Springfield, MA  01089

Re:   Prometheus Income Partners

Dear John,

Thank you for the information you sent by fax today. As the general partner of the Partnership we take our fiduciary responsibility to all of our limited partners very seriously. It is our obligation, and desire, to obtain the best transaction for our limited partners.

First off, we would like to explain why we continue to believe time is of the essence. As we all know there is a great deal of uncertainty in the economy and in our markets. Given the current uncertainties and the time and cost involved, we believe it is our fiduciary responsibility to present the limited partners the opportunity for a viable exit strategy as quickly as possible (and our merger proposal was prompted by their request for such an exit in the first place) and continue to move forward with the meeting on July 24, 2002. Our first call to you was on Friday June 28, 2002. As of today, two weeks later, we are still without some of the information we need from you to evaluate your letter of intent.

While your letter today stated that you would not purchase the Partnership but rather continue to pursue the Properties themselves, we would ask you to please reconsider. A purchase of the Partnership units as planned under the current merger proposal leaves no "trailing liabilities" or costs and has potential significant tax advantages to the limited partners compared to an asset sale. A purchase of the Properties is materially less advantageous than an acquisition of the Partnership units and, as such, would have to involve a significantly higher purchase price than your letter of intent suggests to put the limited partners in a comparable position to what they would receive in the proposed merger.

Since you are not willing to purchase the Partnership, it is not an unreasonable request, and in fact more important than ever, that we see your proposed purchase and sale agreement. Any warrantees, indemnities or trailing liabilities to the partners in a purchase and sale agreement may be a significant decision point for a seller before any letter of intent could be executed. You indicated that you would be willing to use the purchase and sale agreement used in your Del Cano purchase. Could you please send us a copy of that contract so we can evaluate what representations, warranties and indemnifications you would require? As we previously have stated, any purchase of the Properties in lieu of the proposed merger would have to be free of any material conditions to closing, absent any uninsured material loss to the Properties, to ensure the limited partners that a closing will occur.

The bank statements faxed today appear to show significant cash to proceed with a purchase. However, it is unclear who controls the funds since some of the accounts are not in the name of any entity we recognize. A simple and expedited resolution would be for you to send us a letter from the financial institutions that these funds are unrestricted and available for Aspen's use in the purchase of these properties. If this is not possible, we would be open to any other reasonable method of verification you can suggest.

You have asked about liabilities that may exist related to the Properties and/or the Partnership. We would suggest, as a matter of convenience and timing, that you look at the current SEC filings for disclosure of information related to these Properties and the Partnership. We believe that these disclosures are quite detailed in the SEC filings, and, as we communicated to you on July 8, 2002, you can obtain this information at www.sec.gov. Please advise us if you would like us to send you a hard copy of these documents or if you have any questions you would like us to answer. Further, we would recommend that you discuss liability issues associated with real estate transactions, including those that contain construction defects, with your legal counsel. It is our understanding from our conference call that you have in-house counsel capable of addressing these issues.

 In the interest of time, your offer to disclose to us a list of properties and locations that Aspen has bought in the past 12 months is sufficient. Please ensure the list includes the name, address, and telephone number of the Seller and Seller's attorney.

In your most recent letter you stated the purchasing entity would be responsible for any indemnifications to be made by you. Given that your proposed owner is to be a newly-formed entity, we are concerned about whether or not these indemnities would have adequate backing. For example, the last property we sold that was owned by this type of syndicated partnership was sold to a sophisticated REIT buyer with significant assets to ensure that this was not an issue. Additionally, there were no known construction defects. We would ask that you reconsider your position on this matter. Indemnification with respect to the Properties must be provided by a well-capitalized entity with sufficient liquidity to meet its indemnification obligations.

We informed you on July 8th, that the loan documents prohibit an assumption of the current loans until the hardboard siding problem is fixed to the Lender's satisfaction. Further, we informed you that the merger transaction was now proceeding with this knowledge as well. The loan assumption issue was again addressed in my letter to you dated July 10, 2002. I am unclear as to what further clarification you need as to this issue.

Please note that any transaction involving a sale of the Properties would require approval of our limited partners, which would include preliminary review of proxy materials by the SEC, and therefore could not close for sometime after mutual execution of a definitive agreement. In attempting to evaluate whether such a disposition alternative is in the best interest of the limited partners, we must necessarily consider the passage of time and additional costs in bringing any transaction to a close.

Please promptly submit the requested information to our attention. Upon receipt and evaluation of the sufficiency of such documentation, we will continue to consider the merit and adequacy of the terms and conditions of your letter of intent and the status of the Partnership at the time. By indicating our willingness to consider future discussions with you, we are not waiving our rights to pursue appropriate remedies to protect the interests of the partners and the Partnership, or our interests. We reserve the right to engage in discussions or negotiations with other parties at any time, and to withdraw or modify in any respect our willingness to discuss these matters with you, and to modify the conditions under which we would be willing to discuss these matters with you.

If you have any thoughts on the above please call me at (650) 596-5302 or Vicki Mullins at (650) 596-5365 in my absence should you wish to discuss any matters with us.

Very truly,

PROMETHEUS INCOME PARTNERS, a California limited partnership

By:  PROMETHEUS DEVELOPMENT CO., INC., a
     California corporation, its general partner

By:   /s/ John J. Murphy
     ------------------------------------
     John J. Murphy, Vice President

Aspen Square Management, Inc.
380 Union Street, Suite 300
West Springfield, Massachusetts, 01089
Phone: 413-781-0712
Fax: 413-789-9207




June 24, 2002


Sanford Diller
Prometheus Income Partners
3500 Bridge Parkway
Redwood City, CA 94065


Dear Sanford:

Reference is made to the real estate located at 2147 Newhall Street, Santa Clara, California, and the real estate located at 900 Pepper Tree Lane, Santa
Clara, California, which respectively consist of 124 units commonly known as Timberleaf Apartments, and 234 units commonly known as Alderwood Apartments. For all parcels of real estate, 358 apartments, personal property and other improvements we are willing to pay Fifty-Four Million Five Hundred Thousand Dollars ($54,500,000). We are willing to structure this transaction as either an all-cash transaction, which we would pay from our existing cash reserves, or as a cash to the mortgage transaction, whereby we would assume the existing loan of approximately $25,500,000 and contribute the required equity amount of $29,000,000 from our existing cash reserves. Buyer shall be credited $3.389 million dollars for any potential mortgage prepayment/payoff costs associated with this transaction.

This offer is made on a principal-to-principal basis, there are no real estate brokers who have acted as a procuring cause of this sale on our behalf, and thus this offer would be net of any real estate brokerage commissions.

Our offer is subject to the negotiation of a mutually agreeable Purchase and Sale Agreement. Buyer shall have fifteen (15) business days to complete its due diligence, and closing will occur within thirty (30) days from the end of the due diligence period, or within fifteen (15) days from final notice of loan assumption approval from the lender, whichever is later. Upon expiration of the due diligence period, we are willing to submit an earnest money deposit of three million dollars. This deposit shall be non-refundable, except that in the event we attempt to assume the loan and are denied, we will have the option of proceeding immediately with the purchase on an all-cash basis or receiving a refund of our deposit.

Until such time as said agreement has been executed, this letter shall create no legal liabilities for either party. This offer will become null and void and expire on Monday, July 1,2002.

Please sign the enclosed copy of this letter indicating your agreement to the provisions contained herein and return the signed copy to the attention of Fred Anthony or myself, John Mnich, here at Aspen Square Management. We look forward to working with you to complete this transaction.



Sincerely,


/s/ John Mnich
-------------------------------              -----------------------------------
Buyer: Aspen Square Management, Inc.         Seller: Prometheus Income Partners
By: John Mnich                               By: Sanford Diller
Its: Vice President                          Its: General Partner
     & Acquisitions Director